Exhibit 10.11
Description of Non-Executive Chairman’s Compensation
On July 22, 2009, our Board of Directors, at the recommendation of the Compensation Committee, approved changes to the cash and equity compensation payable to our non-executive Chairman. Our shareholders approved the changes to the Chairman’s cash compensation at the 2009 annual general meeting. Following those changes, our non-executive Chairman is entitled to receive, following each annual general meeting of the Company, (i) $100,000 in cash compensation, payable quarterly in arrears, and (ii) a yearly share bonus award that consists of such number of shares having an aggregate fair market value of $100,000 on the date of grant, which vests on the date immediately prior to the date of the next year’s annual general meeting. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors, other than cash compensation payable for service on any Board committees.